EXHIBIT 21.1

Subsidiaries of the Partnership

The following are wholly owned subsidiaries of Energy 11, L.P.:

Energy 11 Operating Company, LLC (Formed in Delaware)

Energy 11 Management, LLC (Formed in Delaware)